CannaSys, Inc. Presents Exclusive Trading Platform with the Rocky Mountain Hemp Association

Denver, CO—April 8, 2015—CannaSys, Inc. (“CannaSys”) (OTCQB: MJTK), a provider of technology solutions to the regulated cannabis and industrial hemp industry, announced today that its new online service called ExchangeHemp (www.exchangehemp.com) has been selected by the Rocky Mountain Hemp Association (RMHA) as its exclusive trading platform and marketplace, which support the growth and development the industrial hemp industry.

The industrial hemp market, currently estimated at $580 million annually, is one of the more readily commoditized marketplaces, with several processing steps from production through finished products.  Initially, CannaSys’s ExchangeHemp marketplace will be used to make streamline transactions between producers, processors, and merchants, but the service will quickly evolve to include more complex trading behavior, price discovery tools, and testing data.  In addition, CannaSys’s ExchangeHemp will incorporate workflow and analytics to benefit all marketplace participants.

CannaSys CEO Brandon Jennewine stated: “It’s great to work with such an influential organization as RMHA, which has made impressive inroads into the emerging hemp market.  RMHA is quickly moving towards being the lead national organization for hemp producers, processors, and manufacturers as well as a leading resource for the early-stage industrial hemp economy.”

The passage of Agricultural Act of 2014 (H.R. 2642), also known as the 2014 U.S. Farm Bill, removed federal restrictions aimed at growing industrial hemp.  There are currently 21 states that have passed industrial hemp cultivation legislation: California, Colorado, Delaware, Hawaii, Illinois, Indiana, Kentucky, Maine, Michigan, Missouri, Montana, Nebraska, New York, North Dakota, Oregon, South Carolina, Tennessee, Utah, Vermont, Washington, and West Virginia.

RMHA Executive Director Zev Paiss stated: “We are excited to partner with ExchangeHemp to bring a well thought-out sales tool to the emerging hemp industry that provides a system to match buyers and sellers in an efficient manner.  ExchangeHemp provides technological expertise that offers a powerful and very useful benefit to our membership and to the larger hemp space.  At this early stage of the industry, ExchangeHemp is meeting a critical need for a coordinated system to allow for the easy exchange of information and hemp products to the rapidly growing farming, processing and manufacturing sectors.”

About CannaSys, Inc.
CannaSys, Inc. creates, develops, and commercializes innovative technology to solve problems, create opportunities, and streamline the connections among producer, seller, and consumer/patient segments in the cannabis industry.  CannaSys has developed three core offerings to date and is working for industry adoption and monetizing the current set of software and service offerings.  CannaSys plans to develop, acquire, and build partnerships in order to bring innovative software solutions to market in both established and developing medical and recreational cannabis states.  For further information, please visit www.cannasys.com and www.exchangehemp.com.

About The Rocky Mountain Hemp Association
The Rocky Mountain Hemp Association is a leading 501c6 trade association to support the growth and development of all aspects of the emerging industrial hemp industry.  Based in Colorado, the association serves hemp farmers, processors, manufacturers, researchers, and the investment community in the Rocky Mountain region and nationally.  Industrial hemp is the non-psychoactive, low-THC, oilseed and fiber variety of the Cannabis sativa plant and is not used as a recreational drug.  For further information, please visit http://rockymountainhempassociation.org.

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of CannaSys’s products, increased levels of competition for CannaSys, new products and technological changes, CannaSys’s dependence on third-party suppliers, and other risks detailed from time to time in the CannaSys’s periodic reports filed with the Securities and Exchange Commission.

Contact:
CannaSys, Inc.
Daniel Rogers
Tel:  1-800-420-4866
Email: dan@cannasys.com
Web:  www.cannasys.com